Exhibit 10.14

Shanghai Pudong Development Bank

Real Estate Maximum Mortgage Agreement

Shanghai Pudong Development Bank
Real Estate Maximum Mortgage Agreement

Contact No.: ZD7001200628078502

Mortgagor (Party A): Xu Jie
Legal Address: No.123-2 Huang Jiadian, Hongshan District, Wuhan
Correspondence Address:

Mortgagee (Party B): Shanghai Pudong Development Bank Wuhan Branch
Address:

Whereas Party B has granted or intends to grant a series of credits (including but not limited to offering loans, opening banker’s acceptance bill, etc.) to Wuhan Blower Co., Ltd (hereinafter referred to as “Debtor”) in accordance with the period and amount of claims provided by Article 2.1 of this Agreement. To safeguard the implementation of Party B’s claims, Party A hereby agrees to mortgage the following collateral as security and grant Party B the priority of claim. In conformity with the principle of equality and through consultation, the two Parties hereby enter into this Agreement.

Article 1 Collateral

1.1  The collateral under this Agreement is:
Title: Real Estate personally owned by Xu Jie
Location: Room1, 3 House, Nanshan Fuwu, No.47, Jiangda Road, Jiang An District
Type: for mixed residence purposes
Structure: Steel & Concrete
Area: 1358.12 sqm
Condition: Good
Appraisal Value:
Ownership: Xu Jie
Ownership to use: Xu Jie
Number of Certificate: An Guo Yong Shang (2006) No.6327; Wu Fang Quan Zheng Shi Zi No.2006001893

1.2 The validity of the mortgage right in this Agreement shall affect the collateral itself, accessory thing, accessory rights, right of subrogation, attachment, thing connected and fruits thereof.

1.3  In the event that Party A goes into bankruptcy proceedings, the collateral under this Agreement shall not be contained in the list of bankruptcy property.

Article 2 Warranted Obligation

2.1 Principal debt

The principal debt guaranteed under this Agreement shall be the debts offered by Party B owing to the loan and other credits during the period between 16 October 2006 and 14 October 2009. The maximum principal balance of the above loan and other credits shall not excess RMB SIX MILLION AND FOUR HUNDRED THOUSAND YUAN. The effective evidence in respect of liability owned by the Debtor shall be referred to in the accounting evidence issued by Party B in accordance with the operational rules. In the event that any matters provided by law or agreed to by the Parties arise and lead to the earlier termination of the above-mentioned Credit Period, the claims below the above-mentioned maximum principal balance by this date shall fall within the scope of guaranty.

2.2 Scope of Guaranty

Besides the principal claim mentioned in the above article, the scope of guaranty under this Agreement also includes all the interests, fines for breach of contract, compensation fees, attorney fees, proceedings fee and other relevant fees thereof.

2.3 Nature of Guarantee

(1)
Party B shall be entitled to the priority of claim in respect to the collateral. Party B shall have priority of the proceeds from elimination of the collateral pursuant to legislation. When exercising the rights under this Agreement, Party B shall not have the obligation to claim with Debtor or other guarantors firstly or simultaneously.

(2)
The guarantee liability of Party A under this Agreement shall be independent, irrevocable and unconditional. This Mortgage Contract shall not be affected by the principal contract and still be effective regardless of the invalidity of the principal contract. The guarantee liability of Party A shall not be affected by Party B’s consent to the renewal of debt, reorganization, the modification of Credit Contract and the alteration to the operation or management system of Debtor or Party A.

Article 3 Notarization and Mortgage Registration

3.1 The execution of this Agreement shall be notarized with notarization authorities as Party B determines. If Party B requires, the notarization with enforceability shall be implemented.

3.2 The Parties thereto shall go through mortgage registration with competent real estate registration authority according to supervision authority within thirty (30) days after notarization (or the date of Agreement in the event that Party B expressly indicates that it will not handle notarization). After the grant of mortgage certificate, Party A shall forthwith deliver the original copy of mortgage certificate or certificate of collateral ownership to Party B for preservation.

3.3 In the event that the house purchased by installment is pledged as collateral by Party A and the house is bought during the mortgage period, the Parties shall go through mortgage registration within thirty (30) days after the grant of certificate of house ownership.

3.4 In the event that this Agreement is terminated pursuant to the provisions of Article 8 or Party B otherwise agrees, Party B shall return the above documentation and other relevant evidence of rights to Party A at Party A’s request and go through cancellation registration with the original real estate registration authority in company with Party A.

3.5 Party A shall bear all the fees and expenses incurred in connection with this Article.

Article 4 Insurance

4.1 In the event that Party A has taken out an insurance policy with respect to the collateral, Party A shall go through the transfer procedure with respect to insurance rights and interests which places Party B as the first beneficiary within five (5) days after the date of this Agreement. If there is no insurance policy with respect to collateral existing or Party B is not satisfied with the original insurance, Party A shall go through insurance procedure at the insurance company in respect of insurance coverage, insurance period and insured amount as determined by Party B within five (5) days after the date of this Agreement. Party B shall be the first beneficiary in the above insurance contract. The period of the above insurance shall exceed the period of liability of performance as provided in the principal contract. In case of any renewal of the loan under the principal contract, Party A shall go through the procedure to extend the insurance period accordingly.

4.2 Party A shall pay the entire premium on time and deliver all the insurance documents as well as originals of evidence to Party B for preservation.

4.3 Without Party B’s written consent, Party A must not alter or modify any provisions of the insurance policy or do any alteration with respect to the insurance policy itself. Furthermore, Party A must not terminate or cancel the said insurance or recklessly authorize the cancellation, termination, invalidation due to overtime and withdraw of the said insurance.

4.4 In the event of Party A’s failure to purchase the said insurance with respect ti the collateral duly or maintain the said insurance recklessly, Party B shall have the right to take out an insurance policy with respect to the collateral and/or maintain the said insurance. Fees or expenses thereof shall be paid by Party A. Notwithstanding this provision, Party B shall bear no obligation to take out insurance policy or maintain insurance for the benefit of Party A.

4.5 In the event of any insurance accident against the insured collateral, Party B shall have priority in the claim for the principal and interest of guaranteed loan as well as relevant fees in advance from the insurance compensation.

Article 5 Representation and Guarantee

Party A makes the following representation and guarantee, which remains effective during effective period of this Agreement.

5.1 Party A has full rights on it total assets with complete civil capacity and undertakes independent civil liability.

5.2 Party A has authorized a representative to sign this Agreement, the articles of which are all real declaration of will of Party A and have binding force on Party B.

5.3 Signature and execution of this Agreement by the borrower shall not go against laws, regulations, rules, adjudications or commands that shall be observed by the borrower, not conflict with the borrower’s chapters, or any contract, agreement or any other obligations by the borrower.

5.4 Party A guarantees that all documents and materials involved with this Agreement and collateral are true, effective, complete and correct without any concealed information.

5.5 Party A hereby warrants that Party A is entitled to the absolute and legal ownership of property or right of disposal in respect of the collateral. The said collateral is free and clear of any and all mortgages (Unless this Agreement otherwise provides), leases (Unless prior written explanation is delivered to Party B and authorized by Party B), trust or co-ownership at the time of signing of this Agreement. Party A further represents that there are no title disputes, restrictions imposed by law or other right encumbrances existing or pending.

Article 6 Other Agreement

Party A and Party B reach further agreement on the terms hereunder.

6.1 The mortgaged property shall be occupied by Party A, who shall keep the mortgaged property safe and intact, and shall be fully responsible for the maintenance, care etc of the mortgaged property, and timely pay all the taxes, fees and charges in connection with the property and the mortgage during the occupation period.

6.2 Party B has the right to supervise and inspect at any time the operation status of Party A, and the use and maintenance of the mortgaged property, and Party A shall render active cooperation.

6.3 Without a consent in writing by Party B, Party A shall neither sell, exchange, gift, lease, transfer, re-mortgage, or otherwise dispose the mortgaged property, nor shall it rebuild, take apart or otherwise dispose the mortgaged property to the extent of changing the nature of use of the mortgaged property.

6.4 If the Party A's behavior is serious enough to cause a decline in the value of the mortgaged property, Party B is entitled to ask Party A to terminate such behavior, and ask it to restore the value of the property or offer an acceptable guaranty equivalent to the value of the loss in the event that such behavior does caused a loss in the value of the mortgaged property.

6.5 Where the mortgaged property suffers physical loss, damage, or loss in value due to reasons other than Party A's fault, Party A shall immediately inform Party B, and take effective measures to prevent such losses from aggravating. Party B shall enjoy a right of subrogation against the indemnities, compensation, and other interests.

6.6 Party B shall have the right to designate a legally established assessment institution to assess the value of the mortgaged property when necessary, and all the fees and charges resulted from the assessment are for the account of Party A.

6.7 Upon the occurrence of any event that may affect Party A's ability to perform the obligations adversely, Party A warrants to inform Party B in writing within three days from the knowing of such event.

Article 7 Realization of mortgage right

7.1 When the performance deadline of the liability under the credit contract expires (including the advanced maturity due to the violation of debtor or/and violation of the statement and guarantee, agreed issues by Party A) and Party B does not accept the tender, or the circumstances stipulated by laws, rules and regulations take place which state that Party B is entitled to dispose of the real estate, Party B may consult with Party A to accept the payment by means of mortgage conversion or auction, realization of pawn, etc. The failure of the consultation may be submitted to the People's Court by Party B for lawsuit. The insufficient sum after the mortgage disposal shall be discharged by the debtor. If the Agreement has been introduced by Party B to the designated notary organ to enforce the effective notarization, it shall be disposed with reference to Article 9.2 of this Agreement.

7.2 In the disposal process, Party B is entitled to stipulate the assignee, auction house, adjuster, lawyer or other agent to exert all or part of the rights and Party A shall raise no objection to it.

7.3 The expense caused by this article shall be taken by Party A, and Party B has the right to directly transfer from the fund of disposed mortgage.

7.4 After Party B executes the mortgage right stipulated in this Agreement, Party A promises hereby to bear liability of the non-discharged obligor if mortgage is inadequate for repaying the liability when Party A is the third person.

Article 8 Period of Validity

8.1 This Agreement shall come to force after being stamped by the persons concerned of both parties, or being signed (sealed) by each legal representative or authorized representative after handling mortgage registration in accordance with Article 3. This Agreement shall not terminate until foresaid guaranteed obligatory rights in Article 2 are fully paid off, as well as the mortgage registration is written off. Unless otherwise agreed, in the event that obligor accelerated repayment. this Agreement shall terminate after six months repayment advance.

8.2 The mortgage right in Article 8 and the guaranteed obligatory right foresaid in Article 2 coexist. Where the guaranteed obligatory right foresaid in Article 2 disappears, the mortgage right disappears.

Article 9 Other provisions

9.1 This Agreement shall be an effective part of Credit Contract and shall have the same effect as Credit Contract. The full and effective performance of this Agreement shall constitute one of the prior conditions that Debtor draws money under loan contract or other credit contract.

9.2 This Agreement shall not be modified without the two Parties’ consultation. If the two Parties approve the modification after consultation, Party A shall go through modification registration in respect of the parts that have been registered. This Agreement shall be still in force prior to the modification registration.

9.3 This Agreement shall be governed by Laws of the People’s Republic of China. Any disputes in connection with this Agreement shall be submitted to People’s Court of the principal business place of Party B for jurisdiction. If case of notarization with enforceability by notarization authority as Party B determines, Party B shall petition for enforcement with competent People’s Court pursuant to the Laws and Regulations of the People’s Republic of China.

9.4 This Agreement shall be executed in four originals. The two Parties, notarization authority and real estate registration authority shall each hold one original. Duplicates shall be kept for examination.

Mortgagor (Seal):	Mortgagee (Seal):
Wuhan Blower Co., Ltd	Shanghai Pudong Development Bank Wuhan Branch

Legal Representative	Legal Representative
or Authorized Proxy:	or Authorized Proxy:
/s/ Xu Jie	/s/ Ma Delong

Account Bank and Number:
Date of Execution:   Oct.16,2006